                                                                EXHIBIT 12
THE REYNOLDS AND REYNOLDS COMPANY
COMPUTATION OF RATIO OF
EARNINGS TO FIXED CHARGES


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

                                      09-30   09-30   09-30   09-30    09-30    09-30
EARNINGS                               1991    1992    1993    1994     1995     1996
--------                               ----    ----    ----    ----     ----     ----
INCOME BEFORE INCOME TAXES           41,684  64,436   89,284   97,322  136,755  162,243
GROSS FIXED CHARGES                  20,035  17,107   14,530   15,096   17,410   23,353
LESS: CAPITALIZED INTEREST              (14)    (14)     (29)     (66)    (105)    (231)
                                     ------  ------  -------  -------  -------  -------
NET FIXED CHARGES                    20,021  17,093   14,501   15,030   17,305   23,122
        EARNINGS                     61,705  81,529  103,785  112,352  154,060  185,365
                                     ======  ======  =======  =======  =======  =======

FIXED CHARGES
-------------

INTEREST EXPENSE - INFO. SYSTEMS      9,O28   5,106    3,690    3,820    3,779    5,778
INTEREST EXPENSE - FIN'L. SERVICES    6,199   6,952    5,550    5,036    7,191    9,072
RENT EXPENSE - SPACE & EQUIPMENT     10,212  11,356   11,894   13,287   12,961   18,065
RENT EXPENSE - AUTOMOBILES            4,170   3,748    3,889    5,234    6,045    6,751
                                     ------  ------  -------  -------  -------  -------
        TOTAL RENT                   14,382  15,104   15,783   18,521   19,006   24,816
1/3 OF RENT EXPENSE                   4,794   5,035    5,261    6,174    6,335    8,272
CAPITALIZED INTEREST                     14      14       29       66      105      231
                                     ------  ------  -------  -------  -------  -------
        TOTAL FIXED CHARGES          20,035  17,107   14,530   15,096   17,410   23,353
                                     ======  ======  =======  =======  =======  =======

        RATIO                          3.08    4.77     7.14     7.44     8.85     7.94
                                     ======  ======  =======  =======  =======  =======

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